Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/10/14	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S REPORTS FEBRUARY GLOBAL COMPARABLE SALES

OAK BROOK, IL - McDonald’s Corporation today announced that global comparable sales decreased 0.3% in February. Performance by segment was as follows:

•	U.S. down 1.4%

•	Europe up 0.6%

•	Asia/Pacific, Middle East and Africa (APMEA) down 2.6%

“McDonald’s global growth priorities - optimizing our menu, modernizing the customer experience and broadening accessibility to Brand McDonald’s - are the foundation of our customer-centric approach to building our business for the long term,” said McDonald’s President and Chief Executive Officer Don Thompson. “We are intent on improving our business performance by thoughtfully evolving our approach to ensure that we are delivering the most compelling value, service and convenience to each of the approximately 70 million customers who choose McDonald’s each day.”

In February, U.S. comparable sales decreased 1.4% amid challenging industry dynamics and severe winter weather. Across the segment, McDonald’s priority remains building guest traffic through improved restaurant operations and customer service, relevant menu news, and strong consistent value offerings to regain momentum.

Europe’s comparable sales rose 0.6% in February as a result of continued strong performance in the U.K. and positive results in France largely offset by ongoing weakness in Germany. Local menu options and expanded convenience through breakfast and extended hours continue to support the segment's performance.

In APMEA, February comparable sales decreased 2.6% primarily due to weakness in Japan and, to a lesser extent, a shift in timing of Chinese New Year and negative results in Australia. To strengthen performance, APMEA is pursuing customer-focused initiatives to deliver menu variety, increased convenience and branded affordability across the segment.

“We are diligently focused on strengthening our performance, however our relatively flat year-to-date global comparable sales will pressure margins in the first quarter,” said McDonald's Chief Financial Officer Pete Bensen. “Looking ahead, we believe that we are taking the right actions to more clearly align with our customers' needs and build momentum to drive long-term profitable growth.”

Systemwide sales for the month decreased 0.6%, or increased 2.2% in constant currencies.

Percent Increase/(Decrease)	Comparable Sales		Systemwide Sales
			As	Constant
Month ended February 28,	2014	2013	Reported	Currency
McDonald’s Corporation	(0.3)	(1.5)	(0.6)	2.2
Major Segments:
U.S.	(1.4)	(3.3)	(0.5)	(0.5)
Europe	0.6	(0.5)	4.8	3.4
APMEA	(2.6)	(1.6)	(4.7)	1.8

Year-To-Date February 28,
McDonald’s Corporation	0.5	(1.7)	0.0	3.1
Major Segments:
U.S.	(2.4)	(1.2)	(1.4)	(1.4)
Europe	1.3	(1.3)	5.4	4.2
APMEA	1.6	(5.8)	(2.1)	6.1

Definitions

•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Generally, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. For the month of February 2014, there was no calendar shift/trading day adjustment as the month included exactly 28 trading days, or four complete weeks, during 2014 and 2013. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

Pete Bensen, Chief Financial Officer, will speak at the Bank of America Merrill Lynch Consumer and Retail Conference at 8:50 a.m. (Eastern Time) in New York on March 11, 2014, and at the RBC Capital Markets' Consumer and Retail Conference at 8:00 a.m. (Eastern Time) in Boston on March 12, 2014. These presentations will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release first quarter results before the market opens on April 22, 2014 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

About McDonald's

McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
# # #